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                     October 7, 2021

       Paul Rickey
       Chief Financial Officer
       ALPINE IMMUNE SCIENCES, INC.
       188 East Blaine Street
       Suite 200
       Seattle, WA 98102

                                                        Re: ALPINE IMMUNE
SCIENCES, INC.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 18,
2021
                                                            File No. 001-37449

       Dear Mr. Rickey:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences